                                                                    EXHIBIT 2.2


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                      AGREEMENT AND PLAN OF REORGANIZATION

                            DATED AS OF MAY 12, 1998

                                  BY AND AMONG

                      AMERICAN RESIDENTIAL SERVICES, INC.,

                          FREESTATE ACQUISITION, INC.,

                   FREESTATE ELECTRICAL CONSTRUCTION COMPANY

                                      AND

                          THE STOCKHOLDER NAMED HEREIN





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Forward Merger; Section 368(a)(2)(D); Registered Stock; Single Stockholder

                      AGREEMENT AND PLAN OF REORGANIZATION


              THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of May 12, 1998, by and among American Residential Services, Inc., a Delaware corporation ("ARS"), Freestate Acquisition, Inc., a Maryland corporation and a wholly owned subsidiary of ARS ("ARS Sub"), Freestate Electrical Construction Company, a Maryland corporation (the "Company"), and the person listed on the signature page hereof under the caption "Stockholder" (the "Stockholder").

                             PRELIMINARY STATEMENT

              The parties to this Agreement have determined it is in their best long-term interests to effect a business combination by means of a Merger pursuant to which the Company will merge into ARS Sub on the terms and subject to the conditions set forth herein (that Merger being the "Acquisition").

              The respective boards of directors of ARS, ARS Sub and the Company have approved and adopted this Agreement to effect a reorganization under Section 368(a)(2)(D) of the Code.

              NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained herein, the parties hereto hereby agree as follows:

              Paragraph 1. Certain Defined Terms. As used in this Agreement, the following terms have the meanings assigned to them below in this Paragraph
1. Capitalized terms used in this Agreement and not defined below in this Paragraph 1 have the meanings assigned to them in the Preliminary Statement,
Article IX of the Standard Provisions or the Special Provisions, as the case may be.

              "Acquired Business" means the Company.

              "Acquisition Consideration" has the meaning specified in Paragraph 2.

              "ARS Award Agreement" means the award agreement pursuant to which ARS, on the Closing Date, will grant to Willard M. Hayden, pursuant to the American Residential Services, Inc. 1997 Employee Incentive Plan, or other similar stock option plan, a nonqualified option to purchase 12, 500 shares of ARS Common Stock, exercisable as to 33 1/3% of the shares underlying such option on the date of grant and as to 33 1/3 of the shares underlying such option annually thereafter, at a per share exercise price equal to the fair market value of a share of ARS Common Stock on the New York Stock Exchange on the date of the grant.

              "Calculated Value" has the meaning specified in Schedule 2(B).




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              "Ceiling Amount" means, in the aggregate with the "Ceiling
       Amount" as set forth in the Service Company Agreement, $10,370,000; provided, however, that, for purposes of Section 7.06(b), the Ceiling Amount means, in the aggregate with the "Ceiling Amount" as set forth in the Service Company Agreement, (x) $8,415,000 until such time as the debt evidenced by the Promissory Notes referred to in Schedule 2.16 is discharged and (y) $5,185,000 after the date that all the debt evidenced by the Promissory Notes referred to in Schedule 2.16 is discharged.
       Each of the parties to this Agreement intend that the Ceiling Amount set forth in this Agreement and the Ceiling Amount set forth in the Service Company Agreement will not, in the aggregate, exceed the amounts set forth in the preceding sentence (e.g., if there are Stockholder Indemnified Losses under the Service Company Agreement in the amount of $100,000, than such $100,000 amount will be credited against the Ceiling Amounts under this Agreement and the Service Company Agreement.)

              "Closing" has the meaning specified in Paragraph 3.

              "Closing Date" means May 12, 1998 or such later date as to which ARS and the Company may agree in writing.

              "Company" means Freestate Electrical Construction Company, a Maryland corporation.

              "Company Capital Stock" means the Common Stock, par value $1.00 per share, of the Company.

              "Counsel for the Company and the Stockholder" means Bell, Boyd & Lloyd.

              "Current Balance Sheet" means the balance sheet of the Company as of December 31, 1997.

              "Current Balance Sheet Date" means December 31, 1997.

              "Effective Date" means the Closing Date.

              "Employee Stockholders" means the employee stockholders of the Company set forth on Attachment A to Schedule 2(B).

              "Facilities" means the real property and improvements located at 6623 Mid-Cities Avenue, Beltsville, Maryland (exclusive of the telephone antenna), as more fully described in the Facilities Lease.

              "Facilities Lease" means the lease in the form thereof attached hereto as Exhibit 1-B pursuant to which 6623 Mid Cities, LLC, a Maryland limited liability company, will lease the Facilities to ARS Sub for the period and on the terms specified therein.





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              "Gordon Attorney Fees" has the meaning specified in Section 6.06.

              "Initial Financial Statements" means the balance sheets of the Company as of December 31, 1996 and 1997 and the related statements of operations and retained earnings for each of the Company's fiscal years in the two-year period ended December 31, 1997.

              "MGCL" means the Maryland General Corporation Law.

              "Responsible Officer" means Michael F. Dugan.

              "Service Company Agreement" means the Agreement and Plan of Reorganization, dated as of the date hereof, by and among ARS, Freestate Electrical Acquisition, Inc., Freestate Electrical Service Company, Inc. and the Stockholder.

              "Special Provisions" has the meaning specified in Paragraph 5.

              "Standard Provisions" has the meaning specified in Paragraph 4.

              "Surviving Corporation" means ARS Sub, which is to be designated in the Certificate of Merger as the surviving corporation of the Merger.

              "Threshold Amount" means $140,000; provided that the Threshold Amount shall be reduced from time to time by an amount equal to any Gordon Attorney Fees actually paid by ARS or any of its affiliates.

              Paragraph 2. (A) Certificate of Merger. Subject to the terms and conditions hereof, the Company will cause a Certificate of Merger to be duly executed and delivered on or promptly after the Closing Date and filed with the State Department of Assessments and Taxation of the State of Maryland.


              (B) The Effective Time. The effective time of the Merger (the "Effective Time") will be the time on the Effective Date which the Certificate of Merger specifies or, if the Certificate of Merger does not specify another time, 5:00 p.m., Houston, Texas time, on the Effective Date.

              (C) Certain Effects of the Merger. At and as of the Effective Time, (1) the Company will be merged with and into ARS Sub in accordance with the provisions of the MGCL, (2) the Company will cease to exist as a separate legal entity, (3) the articles of incorporation of ARS Sub will be amended to change the name of the corporation to "Freestate Electrical Construction Company," (4) ARS Sub will be the Surviving Corporation and, as such, will, all with the effect provided by the MGCL, (a) possess all the properties and rights, and be subject to all the restrictions and duties, of the Company and ARS Sub and (b) be governed by the laws of the State of Maryland, (5) the Charter Documents of ARS Sub then in effect (after giving effect to the amendment to ARS Sub's articles of incorporation described in clause (3) hereof) will become and thereafter remain





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
(until changed in accordance with (a) applicable law (in the case of the articles of incorporation) or (b) their terms (in the case of the bylaws)) the Charter Documents of the Surviving Corporation, (5) the initial board of directors of the Surviving Corporation will be the persons named in Schedule 2(C), and those persons will hold the office of director of the Surviving Corporation, subject to the provisions of the applicable laws of the State of Maryland and the Charter Documents of the Surviving Corporation, and (6) the initial officers of the Surviving Corporation will be as set forth in Schedule 2(C), and each of those persons will serve in each office specified for that person in Schedule 2(C), subject to the provisions of the Charter Documents of the Surviving Corporation, until that person's successor is duly elected to, and, if necessary, qualified for, that office.

              (D) Effect of the Merger on Capital Stock. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

              (1) the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time will (a) be converted into the right to receive, subject to the provisions of Paragraph 2(E), without interest, on surrender of the certificates evidencing those shares, the amount of cash and fractional shares of ARS Common Stock determined as provided in Schedule 2(B) (the "Acquisition Consideration"), (b) cease to be outstanding and to exist and (c) be canceled and retired;

              (2) each share of Company Capital Stock held in the treasury of the Company or any Company Subsidiary will (a) cease to be outstanding and to exist and (b) be canceled and retired; and

              (3) each share of the Common Stock, par value $1.00 per share, of ARS Sub issued and outstanding immediately prior to the Effective Time will remain unchanged and such shares will constitute all the issued and outstanding shares of Capital Stock of the Surviving Corporation.

Each holder of a certificate representing shares of Company Capital Stock immediately prior to the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, subject to the provisions of Paragraph 2(E), without interest, the Acquisition Consideration and the additional cash, if any, owing with respect to those shares as provided in Paragraph 2(F).

              (E) Delivery, Exchange and Payment. (1) At or after the Effective Time: (a) the Stockholder, as the holder of certificates representing all the outstanding shares of Company Capital Stock, will, on surrender of those certificates to ARS (or any agent that may be appointed by ARS for purposes of this Paragraph 2(E)), receive, subject to the provisions of this Paragraph 2(E) and Paragraph 2(F), the Acquisition Consideration; and (b) until any certificate representing Company Capital Stock has been surrendered and replaced pursuant to this Paragraph 2(E), that certificate will, for all purposes, be deemed to evidence ownership of the number of whole shares of ARS Common Stock included in the Acquisition Consideration payable in respect of that certificate pursuant to





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Paragraph 2(D).  All shares of ARS Common Stock issuable in the Merger will be deemed for all purposes to have been issued by ARS at the Effective Time.

              (2) The Stockholder will deliver to ARS (or any agent that may be appointed by ARS for purposes of this Paragraph 2(E)) on or before the Closing Date the certificates representing all the Company Capital Stock owned by the Stockholder, duly endorsed in blank, or accompanied by stock powers in blank duly executed, by that Person, and with all necessary transfer tax and other revenue stamps, acquired at that Person's expense, affixed and canceled. The Stockholder shall cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing Company Capital Stock delivered by that Person.

              (3) No dividends (or interest) or other distributions declared or earned after the Effective Time with respect to ARS Common Stock and payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered certificates representing shares of Company Capital Stock for which shares of ARS Common Stock have been issued in the Merger until those certificates are surrendered as provided herein, but (a) on that surrender ARS will cause to be paid, to the Person in whose name the certificates representing such shares of ARS Common Stock shall then be issued, the amount of dividends or other distributions previously paid with respect to such whole shares of ARS Common Stock with a record date, or which have accrued, subsequent to the Effective Time, but prior to surrender, and the amount of any cash payable to such Person for and in lieu of fractional shares pursuant to Paragraph 2(F) and (b) at the appropriate payment date or as soon as practicable thereafter, ARS will cause to be paid to that Person the amount of dividends or other distributions with a record date, or which have been accrued, subsequent to the Effective Time, but which are not payable until a date subsequent to surrender, which are payable with respect to such whole shares of ARS Common Stock, subject in all cases to any applicable escheat laws. No interest will be payable with respect to the payment of such dividends or other distributions or cash for and in lieu of fractional shares on surrender of outstanding certificates.

              (F) Notwithstanding any other provision herein, no fractional shares of ARS Common Stock will be issued, and if the Stockholder would be entitled hereunder to receive a fractional share of ARS Common Stock but for this Paragraph 2(F), the Stockholder will be entitled hereunder to receive a cash payment for and in lieu thereof in the amount (rounded upward to the nearest whole cent) equal to the Stockholder's fractional interest in a share of ARS Common Stock multiplied by the Calculated Value.

              Paragraph 3. The Closing. On or before the Closing Date, the parties hereto will take all actions necessary to (A) effect the Acquisition (including, as permitted by the MGCL, (i) the execution of a Certificate of Merger (a) meeting the requirements of the MGCL and (b) providing that the Merger will become effective on the Effective Date and (ii) the filing of the Certificate of Merger with the State Department of Assessments and Taxation of the State of Maryland, (B) verify the existence and ownership of the certificates evidencing the Company Capital Stock to be





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exchanged for the Acquisition Consideration pursuant to Paragraph 2(E) and (C)
satisfy the document delivery requirements on which the obligations of the parties to effect the Acquisition and the other transactions contemplated hereby are conditioned by the provisions of Article V (all those actions collectively being the "Closing"). The Closing will take place at the offices of Baker & Botts, L.L.P., 910 Louisiana, Houston, Texas at 10:00 a.m., Houston time, or at such later time on the Closing Date as ARS shall specify by written notice to Michael F. Dugan.

              Paragraph 4.  Incorporation of Standard Provisions.

              (a) The American Residential Services, Inc. Standard Provisions for Business Combinations, marked "Form 98-1 (BC)" and attached hereto as Annex 1 (the "Standard Provisions"), hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein.

              (b) Section 2.14(b) hereby is amended by adding "written" before "notice" in clause (ii)(A) thereof.

              (c) Section 2.15 hereby is amended by (i) deleting "and which relate to the reporting by the Company and each Company Subsidiary" from clause
(a) and inserting in lieu thereof "which requires reporting by the Company and each Company Subsidiary to applicable Governmental Authorities," (ii) adding "at a material cost" after "remediation" in clause (b) and (iii) adding "deed" before "restrictions" in clause (b).

              (d) Section 3.07 hereby is amended by deleting the word "directly" in the last sentence of Section 3.07 and inserting in lieu thereof the word "indirectly."

              (e) Article III hereby is amended by adding Sections 3.09, 3.10, 3.11 and 3.12 as follows:

                     Section 3.09. Financial Statements and Reports. The audited financial statements in the Form 10-K filed by ARS with the SEC for fiscal year 1997 have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of ARS and its Subsidiaries as at the date thereof and the results of their operations and changes in financial position for the period then ended.

                     Section 3.10. Absence of Undisclosed Liabilities. Except as set forth in the Form 10-K filed by ARS with the SEC for fiscal year 1997, neither ARS nor any of its Subsidiaries (i) had as of December 31, 1997, any material liability which was then required to be accrued, reserved against or otherwise disclosed in the consolidated financial statements of ARS and its Subsidiaries under GAAP or (ii) has incurred after December 31, 1997, any such material liability except in the ordinary course of business and consistent with past practice.





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                     Section 3.11.  Absence of Certain Changes or Events.
       Since December 31, 1997, there has not been any material adverse change in the consolidated financial condition, consolidated results of operations of ARS and its Subsidiaries taken as a whole. As of the Closing Date, the shares of ARS Common Stock to be delivered to the Stockholder will be shares which have been (i) duly registered by ARS pursuant to the Registration Statement and (ii) authorized for listing on the New York Stock Exchange, subject to notice of issuance.

                     Section 3.12. No Other Litigation. Except as set forth in the Current Prospectus, there are no actions at law, investigations, proceedings, suits in equity or claims pending or, to the knowledge of ARS, threatened, against or affecting ARS and its consolidated Subsidiaries, taken as a whole, which in the aggregate is likely to result in a material adverse effect on the business or financial condition of ARS and its consolidated Subsidiaries taken as a whole.

              (f) Section 5.02 hereby is amended by deleting clause (b) and inserting in lieu thereof the following:

                     (b)    all the following conditions:

                            (1) Representations and Warranties. All the representations and warranties of ARS in Article III shall be true and correct as of the Closing Date as though made at that time;

                            (2) Delivery of Documents. ARS and ARS Sub shall have delivered to the Stockholder and the Company:

                                   (i)     an ARS officer's certificate, in the
                                   form of Exhibit 5.02-1 signed by ARS'
                                   President, respecting the representations and warranties of ARS in Article III and compliance with the covenants by ARS and ARS Sub in Article IV; and

                                   (ii)    an opinion dated the Effective Date
                                   and addressed to the Company and the
                                   Stockholder substantially in the form of
                                   Exhibit 5.02-2.





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              (g)    Section 6.01 hereby is amended by adding the following as
the last two sentences:

       Notwithstanding the foregoing, the Stockholder will be responsible for filing the Company's federal income tax return for, and will pay out of his own funds all federal income taxes attributable to the Company's operations during, the Company's final year as a subchapter S corporation under the Code, which will be deemed for purposes of this Agreement to be the period beginning on January 1, 1998 and ending on the Closing Date. The Stockholder will be solely responsible for the expenses he incurs in performing his obligations pursuant to the preceding sentence.

              (h) Section 6.02 hereby is amended by adding the following at the end thereof:

       Notwithstanding the foregoing, ARS will cause the Promissory Notes executed by Company and Freestate Electrical Service Company, Inc. in favor of First Virginia Bank-Maryland, which are referred to in Schedule 2.16, and all indebtedness outstanding thereunder to be discharged on or before August 1, 1998.

              (i) Article VI of the Standard Provisions hereby is amended by adding thereto the following Sections, which will be and read in their entirety as follows:

              Section 6.04. Use of Names. ARS shall cause the Company, and its successors and assigns, to continue to use the name "Freestate Electrical Construction Company" for a period of three years after the Closing Date, or such earlier date as ARS and Mr. Dugan may agree.

              Section 6.05. Key Employee Stock Options. On the Closing Date, ARS will grant to Willard M. Hayden an option to purchase 12,500 shares of ARS Common Stock, exercisable as to 33 1/3 of the shares of the underlying such option on the date of grant and as to 33 1/3% of the shares underlying the option annually thereafter, at a per share exercise price equal to the fair market value of a share of ARS Common Stock on the New York Stock Exchange on the date of the grant, each such grant to be made pursuant to the terms and conditions of an ARS Award Agreement which will be provided to such individual promptly after the Closing Date.

              Section 6.06. Certain Additional Indemnities. (a) The Company and the Stockholder jointly and severally agree, without regard to the Threshold Amount limitations set forth in Article VII, to indemnify ARS and ARS Sub against all Damage Claims (excluding any fees and actual disbursements by attorneys in connection with such Damage Claims (such fees and disbursements collectively and in the aggregate referred to herein as "Gordon Attorney Fees")), resulting from, arising out of or relating to the following:





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
                            (i) The complaint filed by Lamont Gordon against Freestate Electric in the United States District Court for the District of Columbia, Case Number 1:98CV00907, disclosed on Schedule 2.12; and

                            (ii) The charge of discrimination filed on July 1, 1997 with the Equal Employment Opportunity Commission against Freestate Electric by Lamont Gordon against Freestate Electric alleging race discrimination, disclosed on Schedule 2.12.

              (b)    The Gordon Attorney Fees shall be paid by ARS.

              (j) Section 7.04(e) hereby is amended by deleting the number 15 therefrom and inserting the number 30.

              (k) Section 8.01 hereby is amended by deleting clause (a) in its entirety and inserting in lieu thereof the following:

                     (a) engage as a director, officer or in any similar managerial capacity or as an owner, co-owner, financier or other investor of or in any business selling any products or providing any services in competition with the Acquired Business or ARS or any Subsidiary of ARS (ARS and its Subsidiaries collectively being "ARS" for purposes of this Article VIII) within any Territory in which the Acquired Business was engaged in business on the date hereof or immediately prior to the Effective Date (for purposes of this Article VIII, the term "Territory" means any area within a radius of 100 miles of Beltsville, Maryland);

              (l) Section 9.01 hereby is amended by (i) inserting "written requirement" before "authorization" in the definition of "Governmental Approval" and (ii) adding "written" before "requirement" in the definition of "Governmental Requirement."

              Paragraph 5. Incorporation of Special Provisions. The following documents attached hereto as Addenda (the "Special Provisions") hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein:

              (A)    Addendum A(D)(2) -- "Special Provisions Relating to
                     Section 368(a)(2)(D) Reorganizations"; and

              (B) Addendum R -- "Special Provisions Relating to the ARS Common Stock Included in the Acquisition Consideration."





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
              Paragraph 6. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

              Paragraph 7. Notices. For purposes of Section 10.06, notices shall be addressed to the Stockholder and the Company, as follows:

              (A)    if to the Stockholder, addressed to him at:

                     Michael F. Dugan
                     16012 Burton's Lane
                     Laurel, Maryland  20702

       ; and

              (B)    if to the Company, addressed to it at:

                     6623 Mid-Cities Avenue
                     Beltsville, Maryland  20705
                     Fax No.: (301) 595-5120
                     Attn:  Michael F. Dugan


       with copies (which shall not constitute notice for purposes of this Agreement) to:

                     Bell, Boyd & Lloyd
                     1615 L Street, N.W.
                     Suite 1200
                     Washington, D.C.  20036
                     Fax No.:  202-463-0678
                     Attn:  Edward A. Bloom





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
              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                           AMERICAN RESIDENTIAL SERVICES, INC.


                                           By: /s/ JOHN D. HELD
                                               ---------------------------------
                                               John D. Held
                                               Senior Vice President

                                           FREESTATE  ACQUISITION, INC.



                                           By: /s/ JOHN D. HELD
                                               ---------------------------------
                                               John D. Held
                                               Vice President

                                           FREESTATE ELECTRICAL CONSTRUCTION
                                           COMPANY



                                           By: /s/ MICHAEL F. DUGAN
                                               ---------------------------------
                                               Michael F. Dugan
                                               President


                                           Stockholder:


                                           /s/ MICHAEL F. DUGAN
                                           -------------------------------------
                                           Michael F. Dugan

                                                                Addendum A(2)(D)


                      AMERICAN RESIDENTIAL SERVICES, INC.

                         SPECIAL PROVISIONS RELATING TO
                      SECTION 368(a)(2)(D) REORGANIZATIONS

              A. Defined Terms. Words and terms used in this Addendum which are defined elsewhere in the Agreement in which this Addendum is incorporated by reference are used herein as defined therein.

              B. Representation and Warranty of ARS. ARS represents and warrants to each Stockholder that all the following representations and warranties of ARS in this Section B will, as of the Effective Time, be true and correct:

              (1) At the Effective Time, ARS will own all the stock of ARS Sub. ARS Sub will not issue any of its Capital Stock in the Merger.

              (2) At the Effective Time, ARS will have no plan or intention to lose control, within the meaning of Section 368(c) of the Code, of ARS Sub after the Merger occurs.

              (3)    At the Effective Time, ARS will have no plan or intention
       (a) to liquidate ARS Sub, (b) to merge ARS Sub with or into another corporation, (c) to sell or otherwise dispose of the stock of ARS Sub,
       (d) to cause ARS Sub to sell or otherwise dispose of any of its assets, except for dispositions in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code or (e) to reacquire any ARS Common Stock issued in the Merger.

              (4) ARS and the members of the Treas. Reg. Section 1.368-1(d)(4)(ii) "qualified group" of which ARS is a member will, following the Merger, continue the historic business of Company or use a significant portion of Company's historic business assets in a business.

              (5) At the Effective Time, ARS will not be an investment company, within the meaning of Section 368(a)(2)(F)(iii) of the Code (that is, ARS will not be either a regulated investment company, a real estate investment trust or a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment after applying the conventions set out in such Section 368(a)(2)(F)). For purposes of making the 50% and 80% determinations under the preceding sentence, stock and securities in any subsidiary of ARS shall be disregarded, and ARS shall be deemed to own its ratable share of that subsidiary's assets, and a corporation shall be deemed to be a subsidiary of ARS if ARS owns 50% or more of the combined voting power of all classes of stock entitled to vote, or 50% or more of the total value of shares of all classes of stock outstanding, of that corporation.

For purposes of Section 7.01, the representations and warranties made in this Section B shall be deemed to be included in Article III.

              C. Representation and Warranty of Each Stockholder. Each Stockholder represents and warrants to ARS and each other Stockholder that all the following representations and warranties of the Stockholder in this Section C will, as of the Effective Time, be true and correct:

              (1) At the Effective Time, the Stockholder will receive in the Merger shares of ARS Common Stock the value of which at the Effective Time is 50% or more of the sum of (A) the value at the Effective Time of all the Company Capital Stock held immediately prior to the Merger by the Stockholder and (B) the value at the Effective Time of any other instruments (such as debt of the Company which is guaranteed by the Stockholder) which are classified for federal income tax purposes as stock of the Company (collectively, "Shares") and which are held immediately prior to the Merger by the Stockholder. For purposes of the preceding sentence, the Shares that are outstanding immediately prior to the Merger includes Shares exchanged for cash in lieu of fractional shares of ARS Common Stock as well as Shares sold, exchanged or otherwise disposed of prior to the Merger by reason of this Agreement or otherwise as part of the plan of the Merger provided for herein, and the value of all Shares outstanding immediately prior to the Merger shall be determined with regard to any assets distributed by the Company by reason of this Agreement or otherwise as part of the plan of the Merger provided for herein.

              (2) The Stockholder is not related to ARS and will not after the Merger, but in connection with the Merger, transfer to ARS or to any person who is related to ARS any of the ARS Common Stock which such Stockholder received in the Merger. Each of the phrases "related" and "in connection with" has the meaning which is assigned thereto in Treas. Reg. Section 1.368-1(e)(2); provided that a transfer of ARS Common Stock in respect of an indemnity obligation of the Stockholder pursuant to this Agreement is not "in connection with" the Merger if such transfer was not expected at the Effective Time.

              (3) In the Merger, ARS Sub will acquire "substantially all of the properties" of the Company within the meaning of Section 368(a)(2)(D) of the Code and ARS Sub will so acquire at least 90% of the fair market value of the net assets and at least 70% of the gross assets held by the Company immediately prior to the Effective Time. For purposes of the preceding sentence, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property and the Company assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the Effective Time, pursuant to this Agreement or otherwise as part of the plan of the Merger provided for herein, will be included as assets of the Company held immediately prior to the Merger.

              (4) The liabilities of the Company assumed by ARS Sub in the Merger and the liabilities of the Company to which the assets of the Company are subject at the Effective Time will have been incurred by the Company in the ordinary course of its business.

              (5) At the Effective Time, the sum of the adjusted basis of each of the assets of the Company which is transferred to ARS Sub in the Merger will equal or exceed the sum of (a) the liabilities of the Company assumed by ARS Sub in the Merger and (b) the liabilities of the Company to which the assets of the Company are subject at the Effective Time.

              (6) Immediately prior to the Effective Time, neither the Company nor any member of the affiliated group, within the meaning of
       Section 1504(a) of the Code, of which the Company is the common parent will hold any debt of ARS or any debt of any member of ARS's affiliated group within that same meaning.

              (7) At the Effective Time, the Company will not be under the jurisdiction of a court in a Title 11 or similar case, within the meaning of Section 368(a)(3)(A) of the Code.

              (8) At the Effective Time, the Company will not be an investment company, within the meaning of Section 368(a)(2)(F)(iii) of the Code (that is, the Company will not be either a regulated investment company, a real estate investment trust or a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment after applying the conventions set out in such Section 368(a)(2)(F)). In making the 50% and 80% determinations pursuant to the preceding sentence, stock and securities in any subsidiary of the Company shall be disregarded, the Company shall be deemed to own its ratable share of the subsidiary's assets and a corporation shall be deemed to be a subsidiary of the Company if the Company owns 50% or more of the combined voting power of all classes of stock of that corporation entitled to vote, or 50% or more of the total value of shares of all classes of stock of that corporation outstanding.

For purposes of Section 7.01, the representations and warranties made in this Section C shall be deemed to be included in Article II.

              D. Covenant of ARS. ARS will assure that ARS Sub has sufficient assets to repay any Indebtedness referred to in Section 6.02.

                                   End of Addendum

                                                                      Addendum R


                      AMERICAN RESIDENTIAL SERVICES, INC.

                         SPECIAL PROVISIONS RELATING TO
                              THE ARS COMMON STOCK
                   INCLUDED IN THE ACQUISITION CONSIDERATION



              A. Defined Terms. Words and terms used in this Addendum which are defined elsewhere in the Agreement in which this Addendum is incorporated by reference are used herein as defined therein.

              B. Certificates Representing ARS Common Stock. The shares of ARS Common Stock to be delivered to each Stockholder pursuant to Paragraph 2 will be represented by three certificates, two of which ("Certificate A" and "Certificate B") each shall represent the number of whole shares of ARS Common Stock as shall most nearly approximate, but not exceed, 33 1/3% of the total number of whole shares of ARS Common Stock to be delivered to that Stockholder pursuant to Paragraph 2 and the third of which shall represent the balance of that total number of whole shares.

              C. Restrictions on Transfer of ARS Common Stock. (1) Each Stockholder agrees with ARS that, during the Applicable Restricted Period, the Stockholder will not voluntarily: (a) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (1) any shares of ARS Common Stock represented by Certificate A or Certificate B or (2) any interest in (including any option to buy or sell) any of those shares of ARS Common Stock, in whole or in part, and ARS will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or
(b) engage in any transaction, whether or not with respect to any shares of ARS Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of ARS Common Stock represented by Certificate A or Certificate B (including, for example, engaging in put, call, short-sale, straddle or similar market transactions); provided, however, that this Section C shall not restrict any transfer of ARS Common Stock represented by Certificate A or Certificate B to any of that Stockholder's Related Persons who agree in writing to be bound by the provisions of Section 10.01 and this Section C. As used in this Section C, "Applicable Restricted Period" means with respect to the shares of ARS Common Stock delivered to any Stockholder pursuant to Paragraph 2: (a) the two-year period ending on the second anniversary of the Effective Date, in the case of the shares of ARS Common Stock represented by that Stockholder's Certificate A; and (b) the one-year period ending on the first anniversary of the Effective Date, in the case of the shares of ARS Common Stock represented by that Stockholder's Certificate B. Each Stockholder agrees with ARS that each of Certificate A and Certificate B delivered to that Stockholder pursuant to Paragraph 2 will bear a legend substantially in the form set forth below and containing such other information as ARS may deem necessary or appropriate:

       EXCEPT PURSUANT TO THE TERMS OF THE [TITLE OF ACQUISITION AGREEMENT] AMONG THE ISSUER, THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THOSE SHARES, DURING THE [ONE/TWO]-YEAR PERIOD ENDING ON __________ [DATE THAT IS THE SECOND ANNIVERSARY OF THE EFFECTIVE DATE IN THE CASE OF CERTIFICATE A AND THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE IN THE CASE OF CERTIFICATE B.] ON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY RELATED STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

              (2) Each Stockholder, severally and not jointly with any other Person acknowledges that the shares of ARS Common Stock to be delivered to that Stockholder pursuant to Paragraph 2 will, as a result of the restrictions on their transferability which are imposed by this Agreement during the Applicable Restricted Periods, have a value materially less on the Effective Date than the value of then freely tradable shares of ARS Common Stock.

                                End of Addendum





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